XCF Global, Inc.
Executive Incentive Compensation Recoupment Policy
(Clawback Policy)

As of June 8, 2025

Introduction

This Executive Incentive Compensation Recoupment Policy (as may be amended from time to time, the "Policy") of XCF Global, Inc. (the "Company") was first adopted on June 8, 2025 by the Board of Directors (the "Board") of the Company upon the recommendation of the Compensation Committee (the "Committee") of the Board.

Purpose

The purpose of this Policy is to set forth the circumstances in which the Company's Executive Officers (as defined below) will be required to repay or return Erroneously Awarded Compensation (as defined below) to the Company. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement and Certification included as Exhibit A hereto. By signing and returning the Acknowledgement and Certification, the Executive Officer will have agreed to be bound by the terms of, and to comply with, this Policy. This Policy shall be administered by the Committee, and any determinations made by the Committee regarding this Policy shall be final and binding on all affected individuals.

Defined Terms

The following capitalized terms used in this Policy have the meanings set forth below:

"Accounting Restatement" shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

"Clawback Eligible Incentive Compensation" shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange and (iv) during the applicable Clawback Period.

"Clawback Period" shall mean, with respect to any Accounting Restatement, the three (3) completed fiscal years of the Company immediately preceding the Restatement Date and any transition period that results from a change in the Company's fiscal year of less than nine (9) months within or immediately following those three (3) completed fiscal years.

"Effective Date" shall mean the date this Policy is adopted by the Board and shall apply to Incentive-based Compensation (including Incentive-based Compensation granted pursuant to arrangements existing prior to the Effective Date). Notwithstanding the foregoing, this Policy shall only apply to Incentive-based Compensation Received (as determined pursuant to this Policy) while the Company's securities were listed on a national securities

exchange.

"Erroneously Awarded Compensation" shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

"Executive Officer" shall mean each individual who is or was formerly designated as an "officer" of the Company in accordance with Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (Section 16 officers). Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K promulgated by the SEC.

"Financial Reporting Measures" shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company's financial statements or included in a filing with the SEC.

"Incentive-based Compensation" shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

"Nasdaq" shall mean The Nasdaq Stock Market.

"Received" shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company's fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.

"Restatement Date" shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.

"SEC" shall mean the Securities and Exchange Commission.

Recoupment of Erroneously Awarded Compensation

1. In the event of an Accounting Restatement, the Committee shall promptly (and in all events within ninety (90) days after the Restatement Date) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. The Company's obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Accounting Restatements are filed. For Incentive- based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to

Nasdaq).

2. The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery. To the extent that the Committee determines that any method of recovery (other than repayment by the Executive Officer in a lump sum in cash or property) is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonable acceptable to the Committee) with the Executive Officer. If the Executive Officer accepts such offer and signs the repayment agreement within thirty (30) days after such offer is extended, the Company shall countersign such repayment agreement. If the Executive Officer fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Executive Officer will be required to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date that is one hundred twenty (120) days following the Restatement Date. For the avoidance of doubt, except as set forth in paragraph 4 below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer's obligations hereunder.

3. To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

4. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by paragraph 2 above if the following conditions are met and the Committee determines that recovery would be impracticable:

i. The direct expenses paid to a third party to assist in enforcing this Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to Nasdaq; and

ii. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a)and regulations thereunder.

Reporting and Disclosure

The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.

Indemnification Prohibition

Neither the Company nor any officer, director or employee of the Company (including any subsidiary of the Company) shall be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy or (ii) any claims relating to the Company's enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company's right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.

Effective Date

This Policy shall be effective as of the Effective Date.

Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company's securities are listed.

The Committee may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal or state securities laws, SEC rules or the rules of any national securities exchange on which the Company's securities are listed.

Other Recoupment Rights; No Additional Payments

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Successors

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Acknowledgment and Certification

All Executive Officers are required to sign the Acknowledgment and Certification in the form attached as Exhibit A.

Exhibit A

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Executive Incentive Compensation Recoupment Policy (the "Policy"). By signing this Acknowledgment and Certification, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned's employment with XCF Global, Inc. (the "Company"), notwithstanding the provisions of any agreement between the undersigned and the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Date: ______________________

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(Signature)

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(Name – Please Print)